UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2011

Bluesphere Corporation

(Exact name of Registrant as specified in its Charter)

Nevada	333-147716	98-0550257
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

35 Asuta St., P.O.B 857, Even Yehuda, Israel 40500

(Address of Principal Executive Offices)                          (Zip Code)

Registrant's telephone number, including area code: 972-9-8917438

Not Applicable

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 21, 2012, Blueshere Corporation (the “Registrant”) signed a joint venture agreement with Biogas Nord AG, a German public company listed on the Frankfurt Stock Exchange under the symbol BG8 (“BGN”), with 16 years experience in designing, planning, developing, manufacturing, erecting, commissioning, servicing and operating more than 350 biogas plants (the “Plants”) around the world to jointly develop Plants in the United States, jointly invest in such Plants and establish a jointly-held venture for the development and operation of biogas Projects in the United States.

The material aspects of such agreement are as follows:

1.	BGN will transfer $10,000 to the jointly-held venture (the “JV”) within five (5) business days after the JV opens a bank account.
2.	The Registrant will make reasonable efforts to identify potential projects, obtain all applicable permits, consents and authorizations, enter into agreements for the supply of substrates and feedstock, the sale of power and by-products and ensure the receipt of all tax and depreciation benefits applicable to such projects.
3.	BGN will transfer an aggregate amount of $1,300,000 to the JV, which will be paid over time after BGN enters into three separate equipment, procurement and construction agreements (each an “EPC Agreement”) as a result of the parties’ efforts to develop business in the United States. It is expected that the $1,300,000 will be used for business development and JV operations.
4.	BGN shall have a right of first refusal for the supply and erection of the projects to be implemented by the JV based on a turnkey solution, provided that the offer made by BGN is of an equivalent price and of the same scope of supply or better than that offered by any other technology provider.
5.	The JV will invest in projects on the basis of a business plan, which will be updated at regular intervals, and based on mutually agreed financial, legal and technical guidelines, and following due diligence, which will be undertaken for each project. Each of the Registrant and BGN will contribute their respective knowledge, expertise and experience in the preparation of such a business plan.
6.	Each of the Registrant and BGN shall offer the JV any project in the United States in which it was offered to make an equity investment. If either the Registrant or BGN decides not to participate in such project, the introducing party is free to do with it what it wants.
7.	The Registrant will transfer 100% of its rights, title and interest in, to and under any projects it obtains the right to implement to the JV (unless BGN declines to participate in such project, in which case, the Registrant will be free to implement such project on its own).
8.	BGN shall have the same right of first refusal in respect of projects, extensions or changes in any of the projects implemented by the JV.
9.	The JV will be owned 75% by the Registrant and 25% by BGN and will be established in a mutually acceptable jurisdiction in the United States as soon as practicable.
10.	After BGN signs an EPC Agreement in respect of a project introduced to it by the JV, it will pay the JV a commission of 2.5% of the total contract price of such EPC Agreement with BGN.
11.	The Registrant and BGN will establish under and for the JV a team of competent staff to be trained to perform service and maintenance activities (“S&M”) on and in respect of the JV’s projects. When, in the reasonable discretion of the JV, the JV’s S&M team will be capable of performing S&M in accordance with applicable international standards, the JV shall perform all S&M. Until then, the JV will contract S&M out to BGN.
12.	All the income to be received by the JV for the provision of the S&M will be divided as follows: (i) all direct and actual costs of the S&M operation incurred by the JV shall first be covered; (ii) 50% of the balance shall be paid to BGN; and (iii) the remaining 50% of such balance shall be retained by the JV.
13.	The JV Agreement is governed by the laws of the State of Israel and any disputes thereunder are to be decided through arbitration in the State of Israel.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Bluesphere Corporation

Dated: August 23, 2012	By:	/s/ Shlomo Palas
	Name: Title”	Shlomo Palas Chief Executive Officer